NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the Units, each consisting of one Class A ordinary share and one-third of one redeemable warrant, Class A ordinary shares, par value $0.0001 per share, and Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 (collectively, the "Securities") of Cohn Robbins Holdings Corp. (the "Company") from listing and registration on the Exchange on December 9, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision to delist the Securities pursuant to Sections 802.01B of the NYSE's Listed Company Manual because the Company had fallen below the NYSE's continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. On November 10, 2022, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified by letter on November 10, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on November 10, 2022. Trading in the Securities was suspended immediately on November 10, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.